EXHIBIT 10.2.27

Charming Shoppes, Inc.

Compliance Rules Under Section 409A of the Internal Revenue Code
(Including Global Amendment to Certain Outstanding
Restricted Stock Units and Performance Shares)
2008 Revisions

Introduction

Section 409A of the Internal Revenue Code (“409A”) regulates deferred compensation, which it defines very broadly to include arrangements not usually considered to be deferred compensation.  This potentially can include Restricted Stock Units (“RSUs”).

Most RSUs granted by Charming Shoppes, Inc. (the “Company”) under the 2004 Stock Award and Incentive Plan (the “2004 Plan”) will not be affected by 409A in a way that participants will notice.  These awards will qualify under the 409A regulations’ “short-term deferral” rules, because in every circumstance these awards will be settled – that is, shares will be delivered to the participant – within a limited period of time after the “risk of forfeiture” lapses.  In simple terms, the “risk of forfeiture” under 409A means the risk that, if the participant voluntarily quits his or her employment, the RSUs will be forfeited.

Some RSUs, however, will not qualify under the short-term deferral rules, and therefore will be fully subject to the rules under 409A (these will be referred to here as “409A RSUs”).  Failure to comply with the 409A rules could result in harsh income tax consequences for the participant, including treating the RSUs as income to be taxed long before the RSUs are settled, with interest on any unpaid taxes and a 20% tax penalty.  States may impose similar taxes and penalties, too.

Unfortunately, it can be complicated to identify 409A RSUs.  An award of RSUs that vests at different dates (each vesting portion is called a “tranche”) may avoid 409A for early vesting tranches but be subject to 409A for later tranches.  However, the actual restrictions that apply to 409A RSUs will affect those awards only in a few circumstances. The effects in these cases will be to delay the distribution of shares in settlement of the 409A RSUs; however, the 409A rules do not increase the risk that a participant will forfeit the RSUs.  For purposes of 409A, each tranche is deemed to be a separate payment.

This document (the “409A Compliance Rules”) explains the rules and procedures to ensure compliance for 409A RSUs.  This document supersedes an earlier version adopted in 2007; such earlier version is of no further force or effect.

When Will Plan Administrators Need to Apply Special 409A Compliance Rules?

Administratively, compliance with 409A for 409A RSUs can be monitored based on the occurrence of specific triggering events:

•	A participant’s termination of employment which does not result in forfeiture of RSUs
•	A participant’s change to part-time employment or consultant
•	A Change in Control (as defined) of the Company

During the life cycle of an award of RSUs, if these events do not occur, the RSUs will be administered in the same way as in the past, whether or not the RSUs are 409A RSUs.  (Note:  If a participant elects to defer settlement of RSUs under the Company’s Variable Deferred Compensation Plan (the “VDCP”), the timing of those elections to defer will have to comply with 409A rules.  That compliance is governed separately by rules under the VDCP.  If deferred, distributions will be based on the terms of the deferral election.)

Which RSUs are Deemed To Be 409A RSUs?

RSUs are 409A RSUs in these two cases:

•	The participant has elected to defer settlement of the RSUs under the VDCP; or

•	The participant will reach “Retirement” age somewhat before a given tranche of RSUs is scheduled to vest.
o	Under current RSUs, “Retirement” eligibility occurs at age 62
o	So, if a participant will reach age 62 before the beginning of the fiscal year in which a given tranche will vest, that tranche in many cases will be deemed to be 409A RSUs[1]
o
Even if the participant terminates before age 62, some RSUs may be 409A RSUs if he or she would have attained age 62 before the fiscal year in which the final tranche would have vested had employment continued

o	Such RSUs will be 409A RSUs if the Retirement provision creates a possibility that the participant could retire and not forfeit some RSUs that would remain outstanding
o
Performance Shares may permit Retirement but still require that performance goals be achieved as a condition to earning the award (after Retirement); such terms would constitute a “substantial risk of forfeiture” so that the Performance Shares are not 409A RSUs.

1           If the payout date for that tranche will be before the 15th day of the third calendar month after the end of the fiscal year in which the participant turned age 62, then that tranche will not be 409A RSUs.  The date the participant reaches age 62 varies, vesting dates vary, and fiscal year-end dates vary between January and February, so each RSU tranche will have to be examined under this rule.  Administratively, we intend to examine this only if the participant has a termination of employment or upon a Change in Control, because those are the only times this complex rule will matter.

What are the Effects of Being 409A RSUs?

If RSUs are 409A RSUs, the following restrictions will apply:

(1)           The  “six-month delay rule”

•	The six-month delay rule will apply to 409A RSUs if these four conditions are met:
o	The participant has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h))
o
A distribution of shares is triggered by the separation from service (but not due to death). Distributions upon termination due to disability or termination not for Cause could be subject to this rule in some cases.

o
The Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof).  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans

o	The Company’s stock is publicly traded on an established securities market or otherwise.
•
If it applies, the six-month delay rule will delay a distribution in settlement of 409A RSUs triggered by separation from service where the distribution otherwise would be within six months after the separation

o	Any delayed payment shall be made on the date six months after separation from service
o
During the six-month delay period, accelerated distribution will be permitted in the event of the participant’s death and for no other reason (including no acceleration upon a Change in Control), except to the extent permitted under Section 409A

o
Any payment that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

•
RSUs generally provide for distribution upon termination due to disability or due to termination by the Company not for Cause.  In those cases, the Company will determine whether the six-month delay rule will apply to 409A RSUs.

•	If the terms of an RSU agreement impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(2)           Change in Control rule:

•
Any distribution of 409A RSUs triggered by a Change in Control will be made only if, in connection with the Change in Control, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a "409A Change in Control").

o
Note:  Events constituting a Change in Control in most instances will also trigger a distribution under Section 409A, except an acquisition of Beneficial Ownership of 20% of the outstanding voting securities but less than 30% of the voting power likely would not trigger a distribution under 409A.

•
In this case, distribution of the 409A RSUs shall occur not later than five business days after (i) the occurrence of a 409A Change in Control occurring at the time of or following the Change in Control or (ii) upon occurrence of the Change in Control occurring within 90 days after the 409A Change in Control, but only if the occurrence of the Change in Control is non-discretionary and objectively determinable at the time of the 409A Change in Control (in this case, the Participant shall have no influence on when during such 90-day period the settlement shall occur).

•
If any distribution is delayed by operation of this Change in Control rule, the distribution shall be made at the earliest permissible time or event thereafter that could trigger a distribution under Code Section 409A (subject to the six-month delay rule if applicable).

•	No accelerated distribution upon a Change in Control (even if otherwise permitted under this Change in Control rule) applies to a distribution delayed by application of the six-month delay rule.

(3)           Separation from Service

•
Any distribution in settlement of the 409A RSUs that is triggered by a termination of employment will occur only at such time as the participant has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), regardless of whether any other event might be viewed as a termination of employment by the Company for any other purpose.

o
In particular, i a participant switches to part-time employment or becomes a consultant in connection with a termination of employment, whether that event will be deemed a termination of employment for purposes of 409A RSUs will be governed by the 409A rules on “separation from service.”

(4)           Other Restrictions.

•	The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Section 409A.

Any restriction imposed on 409A RSUs under these 409A Compliance Rules or imposed on RSUs under the terms of other documents solely to ensure compliance with Section 409A shall not be applied to an RSU that is not a 409A RSU except to the extent necessary to preserve the status of such RSU as not a 409A RSU.  If any mandatory term required for 409A RSUs or non-409A RSUs to avoid tax penalties under Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

Performance Share Agreements

Performance Shares currently do not constitute 409A RSUs, unless they are electively deferred.  Performance Share Agreements that provide for non-forfeiture upon Retirement nevertheless require that the Performance Shares be earned by performance over the designated performance period, with any settlement to be made shortly after the end of the designated performance period and within the short-term deferral period permitted under Treasury Regulation § 1.409A-1(b)(4).  In the case of certain terminations, vesting may accelerate and distributions may be made following such terminations, but these are permitted without causing the awards to fail to constitute “short-term deferrals.”  Some Performance Shares provide that, in the case of termination by the Company not for cause or retirement, a pro rata portion of the award will remain outstanding and be earned if and to the extent that performance goals are met for the full performance period.  Such performance requirement also constitutes a substantial risk of forfeiture, so that the Performance Shares still should qualify as “short-term deferrals.”  Any pro rata portion of a tranche of Performance Shares (or RSUs, if pro rationing applies) calculated from the stated vesting date of the previously vesting tranche (or grant date, in the case of the first tranche) until December 31, or calculated for that tranche for the period from January 1 until the end of the Company's then current fiscal year, or calculated for that tranche for the period from the beginning of the fiscal year until the next stated vesting date (or anniversary of grant if there is no vesting in that year), shall be deemed a separate payment for purposes of Section 409A.

If Performance Share Agreements (including any applicable elections of the Participant) contain terms that nevertheless cause them to be deemed “deferrals of compensation” for purposes of Section 409A2, they shall be subject to the terms above applicable to 409A RSUs (but this provision shall not result in any waiver of a performance condition).

Global Amendment to Agreements Governing Restricted Stock Units

2           This could occur in the case of performance shares that a participant can earn after retirement or termination not for cause if the performance goals or the Change in Control acceleration terms do not constitute a “condition related to a purpose of the compensation” under Treasury Regulation § 1.409A-1(d).  There is at present little guidance on what constitutes a “condition related to a purpose of the compensation.”

This document shall be deemed a global amendment to RSU agreements relating to RSUs (and Performance Shares, to the extent provided herein) granted on or before December 31, 2008 which vested or will vest on or after January 1, 2005 and which remain outstanding after December 31, 2008.

In addition to the provisions above which amend such RSUs, such non-409A RSUs are amended to provide that settlement shall occur within 60 days after the lapse of the Restricted Period (this period is generally specified in such agreements), except that in the case of a participant who has previously attained age 62 and for whom settlement will occur at a fixed date (i.e., the stated vesting date of the RSUs), such RSUs will be settled within ten days of such fixed date.

It is understood that any RSU Agreement (including any Performance Shares Agreement) that permits accelerated vesting upon a termination for “Good Reason” as defined in another agreement will require that the definition of Good Reason qualify under Treasury Regulation § 1.409A-1(n)(2), and any amendment to such other agreement to comply with this requirement shall be deemed also to amend such RSU Agreement.

In the case of any RSU Agreement (including a Performance Shares Agreement) that provides for accelerated lapse of the substantial risk of forfeiture and/or settlement upon a termination due to disability, the following rules will apply:

In case of a disability of a Participant, (i) for any RSUs or Performance Shares that constitute a short-term deferral for purposes of Section 409A, the Company shall determine whether the Participant's circumstances are such that the Participant will not return to service, in which case such disability will be treated as a termination of employment for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting, and (ii) for any Award or portion thereof that constitutes a 409A Award, the Company shall determine whether there has occurred a "separation from service" as defined under Treasury Regulation § 1.409A-1(h) based on Participant's circumstances, in which case such disability will be treated as a separation from service for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting.  In each case, the Participant shall be accorded the benefit of vesting that would result in the case of disability in the absence of this provision, so that the operation of this provision, intended to comply with Section 409A, will not disadvantage the Participant.  The Company's determinations hereunder will be made within 30 days after the disability arises or there occurs a material change in the Participant's condition that constitutes the disability.  In the case of any short-term deferral, if (i) circumstances arise constituting a disability but not constituting a termination of employment, (ii) the Award would provide for vesting upon a termination due to disability, and (iii) the Award would not qualify as a short-term deferral if the Participant were then permitted to elect the time at which to terminate employment due to the disability, then only the Company will be entitled to act to terminate Participant's employment due to disability.

A termination of a Retirement-eligible participant shall be deemed a Retirement unless the termination is for cause; such termination shall not be deemed a termination not for cause or a termination due to disability.

Any reference in a tax withholding provision to the "minimum" federal, state and local tax withholding amount shall be understood to mean the mandatory amount the Company is required by law to withhold upon settlement of the Restricted Stock Units.

Nothing in these 409A Compliance Rules shall be deemed to modify the performance goals required to be achieved as a condition to the grant of stock appreciation rights, RSUs or other awards.

Approved by the Board of Directors December 1, 2008